As filed with the Securities and Exchange Commission on February 25, 2011.
Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)		38-2022454 (I.R.S. Employer Identification Number)
235 E. Main Street Midland, Michigan 48640 (989) 839-5350

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
David B. Ramaker Chairman, Chief Executive Officer and President Chemical Financial Corporation 333 E. Main Street Midland, Michigan 48640 (989) 839-5350	Copies of Communication to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487 (616) 752-2170

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (2)(3)
Common Stock	300,000	$20.46	$6,138,000.00	$712.62

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)

Does not include 300,000 shares of the Registrant's Common Stock previously registered under the Registrant's Registration Statement on Form S-3 (Registration No. 333-109184) (the "2003 Registration Statement") and 300,000 shares of the Registrant's Common Stock previously registered under the Registrant's Registration Statement on Form S-3 (Registration No. 333-142733) (the "2007 Registration Statement"). Registration fees of $807.22 and $248.81, respectively, were previously paid with respect to the 300,000 shares initially covered by the 2003 Registration Statement and the 300,000 shares initially covered by the 2007 Registration Statement.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price of the Registrant on the Nasdaq Stock Market on February 22, 2011.

EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus that is a part of this Registration Statement constitutes a combined prospectus that relates to the 300,000 shares of common stock registered under this Registration Statement and 61,881 shares of common stock previously registered but not sold under the 2007 Registration Statement.

Chemical Invest Direct Prospectus

Chemical Financial Corporation is pleased to offer individuals the opportunity to participate in Chemical Invest Direct, a convenient stock purchase program. Chemical Invest Direct is available for new investors to make an initial investment in Chemical common stock and existing shareholders to increase their holdings of Chemical common stock. Chemical's common stock is traded on The Nasdaq Stock Market under the trading symbol "CHFC." On February 24, 2011, the closing price of our common stock as reported on The Nasdaq Stock Market was $19.87 per share.

Program highlights include:
•	Reinvest your Chemical dividends on all or a portion of the Chemical shares that you own

•	Purchase Chemical common stock through a convenient method

•	Build your investment over time, starting with as little as $50

•	Purchase shares by check, one-time online bank debit or through regular monthly electronic deductions

•	Invest up to $40,000 per calendar year

This prospectus relates to an offering of 361,881 shares of Chemical common stock, par value $1 per share, to be offered for purchase under Chemical Invest Direct.

Shares of Chemical common stock purchased under the program by non-shareholders will be shares purchased in the open market. Shares of Chemical common stock purchased under the program by shareholders may be shares purchased in the open market or may be newly issued shares purchased directly from us, at our option. The price for shares purchased in the open market will be the weighted average price paid by the Program Administrator for all Chemical Invest Direct shares purchased for the plan on the investment date. The purchase price for newly issued shares will be equal to the average of the high and low prices of Chemical common stock in transactions reported on The Nasdaq Stock Market on the investment date.

Chemical is a bank holding company offering a wide range of financial services. Our principal executive offices are located at 333 E. Main Street, Midland, Michigan 48640. Our telephone number is (989) 839-5350.

Please read this prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about Chemical Invest Direct, please call Computershare Trust Company, N.A., the Program Administrator, toll free at 1-800-261-0598. Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

The shares offered in this prospectus involve certain risks. You should carefully consider the information under "Risk Factors" beginning on page 1 in deciding whether to purchase our common stock.

Our common stock is not the obligation of or guaranteed or endorsed by any bank. It does not constitute a bank deposit. It is not federally insured or protected by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other governmental agency. Investment in our common stock, as with any investment in common stock, involves investment risks, including the risk of possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2011.

TABLE OF CONTENTS

Page

THE COMPANY		1
RISK FACTORS		1
INFORMATION ABOUT CHEMICAL INVEST DIRECT		1
1.	What is Chemical Invest Direct?	1
2.	What options are available under the program?	2
3.	Who is the Program Administrator?	2
4.	What actions does Computershare as the Program Administrator perform?	2
5.	Who is eligible to participate in Chemical Invest Direct?	2
6.	Can non-U.S. citizens participate in Chemical Invest Direct?	2
7.	I am a Chemical shareholder of record. How do I enroll in Chemical Invest Direct?	2
8.	I am not currently a Chemical shareholder. How do I enroll in the program?	3
9.	How do I enroll my shares that are held in the name of a bank, broker or nominee?	3
10.	Are there fees associated with participation?	3
11.	How will shares in the program be held?	4
12.	May I elect full or partial reinvestment of my shares?	4
13.	What are my dividend reinvestment options?	4
14.	How will I receive my cash dividends if I elect for no dividend reinvestment or partial dividend reinvestment?	5
15.	When will my dividend reinvestment begin?	5
16.	How do I make optional cash investments?	5
17.	What are the minimum and maximum amounts for optional cash investments?	6
18.	When will shares be purchased under the program?	6
19.	At what price will shares be purchased?	7
20.	How are shares allocated under Chemical Invest Direct?	7
21.	Will fractional shares be purchased?	7
22.	How are returned checks or ACH rejects handled?	7
23.	Will interest be paid on Chemical Invest Direct accounts?	7
24.	What is the source of Chemical common stock purchased through the program?	7
25.	How may I receive a stock certificate?	8
26.	May I add my certificate shares of Chemical common stock to my program account for safekeeping?	8
27.	How may I sell shares I hold through the program?	9
28.	Can I transfer shares that I hold in the program to someone else?	10
29.	I've just moved. How can I request a change of address or update other personal data?	10
30.	How do I modify my reinvestment election?	10
31.	How may I close my Chemical Invest Direct account?	10
32.	How do I contact Computershare, the Program Administrator?	11
33.	What reports will I receive?	11
34.	What if Chemical issues a stock dividend or declares a stock split or rights offering?	11
35.	How do I vote my Chemical Invest Direct shares at shareholders' meetings?	12
36.	Can the program be changed?	12
37.	What are the responsibilities of Chemical and Computershare under Chemical Invest Direct?	12
38.	What are the federal income tax consequences of participating in the program?	13
USE OF PROCEEDS		13
WHERE YOU CAN FIND MORE INFORMATION		13
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE		14
LEGAL MATTERS		14
EXPERTS		14
ABOUT THIS PROSPECTUS		15

-i-

THE COMPANY

Chemical Financial Corporation is a financial holding company with its business concentrated in a single industry segment - commercial banking. Chemical, through its subsidiary, Chemical Bank, offers a full range of commercial banking services. These services include business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, electronically accessed banking products, residential and commercial real estate financing, commercial lending, consumer financing, debit cards, safe deposit box services, money transfer services, automated teller machines, access to insurance and investment products, corporate and personal wealth management services and other banking services.

The principal markets for Chemical's commercial banking services are communities within Michigan in which the branches of Chemical Bank are located and the areas immediately surrounding those communities. Chemical Bank is headquartered in Midland, Michigan, and serves 90 communities through 142 banking offices located in 32 counties across Michigan's lower peninsula. In addition to its banking offices, Chemical operates three loan production offices and 162 automated teller machines, both on- and off-bank premises. Chemical Bank operates through an internal organizational structure of four regional banking units. Chemical Bank's regional banking units are collections of branch banking offices organized by geographical regions within the State of Michigan.

RISK FACTORS

An investment in our common stock involves significant risks. You should consider carefully the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010, which information is here incorporated by reference, together with all of the other information included in or incorporated by reference into this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2010 and future reports that we file with the Securities and Exchange Commission are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also have a material adverse effect on our business, financial condition and results of operations. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or a substantial part of your investment.

See "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" below.

INFORMATION ABOUT CHEMICAL INVEST DIRECT

The following questions and answers explain and constitute the Chemical Invest Direct program.

1.	What is Chemical Invest Direct?

Chemical Invest Direct is a convenient purchase program available for new investors to make an initial investment in Chemical common stock and for existing shareholders to increase their holdings of Chemical common stock. The program allows participants to have dividends automatically reinvested in Chemical common stock and to make optional cash investments through the Program Administrator, Computershare Trust Company, N.A. ("Computershare"). Participation in Chemical Invest Direct is entirely voluntary and we give no advice or recommendation regarding your decision to join the program. If you decide to participate in this program, an enrollment form and reply envelope are enclosed for your convenience. Enrollment forms may also be obtained from Computershare by calling 1-800-261-0598or through Computershare's website www.computershare.com/investor.

2.	What options are available under the program?

Chemical Invest Direct allows participants to:

•	Have dividends on their Chemical shares automatically reinvested in additional shares of Chemical common stock;

•	Make initial investments in Chemical common stock through the program; and

•

Make optional cash investments in Chemical common stock, including the options to make automatic monthly purchases by authorizing deductions from a designated U.S. checking or savings account, and one-time online bank debits.

3.	Who is the Program Administrator?

Computershare will be the Program Administrator for Chemical Invest Direct.

4.	What actions does Computershare as the Program Administrator perform?

Computershare is responsible for enrolling new participants in the program, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping program shares, processing requests for certificates and issuing account statements.

Computershare is also responsible for purchasing and selling shares for participants' program accounts, including the selection of the broker/dealer through which purchases and sales are made. We have no control over the times or prices at which Computershare effects transactions in the open market or the selection of the broker/dealer used by Computershare to effect open market transactions. Chemical may replace Computershare as program administrator at its sole discretion and at any time.

5.	Who is eligible to participate in Chemical Invest Direct?

All U.S. citizens are eligible to participate in Chemical Invest Direct, whether or not they are currently shareholders of Chemical.

6.	Can non-U.S. citizens participate in Chemical Invest Direct?

If you are not a U.S. citizen, we may also allow you to participate in Chemical Invest Direct if we determine to our satisfaction that there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the program. We reserve the right to deny or terminate participation of any shareholder who is not a U.S. citizen and resident. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to properly execute the transaction.

7.	I am a Chemical shareholder of record. How do I enroll in Chemical Invest Direct?

If you are already a Chemical shareholder of record (that is, if you own shares that are registered in your name, not your broker's) but you are not enrolled in Chemical Invest Direct, you may enroll in the program simply by completing and returning the enclosed enrollment form in the envelope provided You can also request an enrollment form by calling Computershare directly at 1-800-261-0598. You may also enroll online at www.computerhsare.com/investor.

8.	I am not currently a Chemical shareholder. How do I enroll in the program?

If you do not currently own any Chemical common stock and you wish to participate in Chemical Invest Direct, you may enroll in the program by completing an enrollment form and sending it in with an initial investment amount of at least $50 and not more than $40,000 per calendar year. Initial cash payments can be made by check made payable to Computershare-Chemical Financial Corporation and sent to Computershare in the envelope provided. All money must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler's checks and third party checks will not be accepted. You may also enroll in the program through Computershare's website, www.computershare.com/investor and follow the instructions provided. See Question 10 for a summary of the fees associated with the program.

9.	How do I enroll my shares that are held in the name of a bank, broker or nominee?

You may only enroll shares that you own of record in the program. This means that you must first become the record owner of any shares that are held in the name of a bank, broker or nominee and then submit an enrollment form to have dividends on those shares reinvested under the program (or, if you are already enrolled, confirm that your current election would cause reinvestment with respect to those shares). See Question 13.

10.	Are there fees associated with participation?

Chemical will pay the expenses incurred in operating the program and purchasing shares under the program, except as provided in this prospectus. The current service charges to participants associated with participation in the program are summarized in the chart below:

Costs to the Participant

Service Charge
Initial Enrollment Fee for First-Time Investors	None
Subsequent Purchases and Dividend Reinvestments	None, see Question 19 for more information
Sales of Shares Held in Chemical Invest Direct Via Batch Order Sales Via Market Order Sales	$15.00, plus $0.12 per share* sold $25.00, plus $0.12 per share* sold *All per share fees include any brokerage commissions Computershare is required to pay
Returned Check or ACH Reject	$25, see Question 22 for more information
Duplicate Statements	$10 per statement

Chemical may change these fees at any time upon 30-days' advance written notice, which notice may be set forth in the statements.

11.	How will shares in the program be held?

All of your shares currently held in the program will be held in your account in the name of Computershare or its nominee, as custodian, under Chemical Invest Direct. All shares of Chemical common stock purchased by you under the program (whether as an optional cash investment or through dividend reinvestment, including reinvestment of dividends on shares you continue to hold in your own name) will be registered in the name of Computershare or its nominee, as custodian, and credited to your account under the program.

12.	May I elect full or partial reinvestment of my shares?

Yes. You may choose to reinvest all or a portion of the cash dividends paid on shares held by Computershare in your account or held of record in your name toward the purchase of additional shares of Chemical common stock. To participate in the reinvestment feature of the program, you must elect to reinvest the dividends on a minimum of one share. You may change your dividend reinvestment election at any time by notifying Computershare by telephone at 1-800-261-0598, through their website at www.computershare.com/investor or in writing at the address indicated in Question 32. For a particular dividend to be reinvested, your notification must be received and processed prior to the record date for that dividend.

13.	What are my dividend reinvestment options?

If you elect to reinvest your dividends on your shares of Chemical common stock held of record by you and/or held in Chemical Invest Direct, you must choose one of the following when completing the dividend reinvestment section of the enrollment form:

•

Full Dividend Reinvestment in Shares. Purchase additional shares by reinvesting all of your cash dividends on shares in your account, all stock now held or any future holdings, including shares purchased through optional cash investments.

•

Partial Dividend Reinvestment in Shares. If you choose to reinvest less than all of your dividends, you may reinvest your dividends on a specified number of full shares and receive a cash dividend payment on all remaining shares.

•

Partial Dividends Paid in Cash. You may choose to receive a cash dividend payment on a specified number of full shares with dividends reinvested on remaining shares and any future holdings, including shares purchased through optional cash investment.

•

All Dividends Paid in Cash (No Dividend Reinvestment in Shares). You may choose to participate in the program without reinvesting your dividends by making optional cash investments in Chemical shares under the program and choosing the no dividend reinvestment option on your enrollment form.

You may change your election at any time by either completing and submitting a new enrollment form by mail or by contacting Computershare directly at 1-800-261-0598or through Computershare's website www.computershare.com/investor. See Question 30 for further information about changing your dividend reinvestment option.

14.	How will I receive my cash dividends if I elect for no dividend reinvestment or partial dividend reinvestment?

If you choose no dividend reinvestment or partial dividend reinvestment, you may have your cash dividends that are not reinvested deposited directly into your U.S. bank account or you may receive a check by mail.

Through the program's direct deposit feature, you may elect to have any cash dividends not reinvested under the program paid by electronic funds transfer to your predesignated U.S. bank account. To receive such dividends by direct deposit, you must first complete and sign the Authorization for Electronic Direct Deposit Form and return the form to Computershare or access your program account at www.computershare.com/investor. This form is not part of the Enrollment Form and must be specifically requested from Computershare.

Forms will be processed and will become effective as promptly as reasonably practicable. You may change the designated account for direct deposit or discontinue this feature by written instruction to Computershare or through www.computershare.com/investor. If you transfer shares or otherwise establish a new account, a new Authorization for Electronic Direct Deposit Form must be completed. You can close or change a bank account number by completing a new Direct Deposit Authorization Form or through www.computershare.com/investor.

15.	When will my dividend reinvestment begin?

Record dates for determining the record holders of common stock entitled to receive cash dividends declared on the common stock are chosen by our board of directors and are usually in the months of March, June, September and December of each year. If your enrollment form is received and processed by Computershare before a dividend record date, the reinvestment of your dividends will begin with the payment of that dividend. If the enrollment form is received and processed by Computershare on or after the dividend record date, the reinvestment of dividends will not start until payment of the next dividend. Dividend record dates will vary from time to time, and may be chosen in months other than March, June, September and December. You can minimize the possibility of missing a desired entry date by delivering an enrollment form to Computershare before the first day of a dividend record date month in which you desire to begin participation in the program.

16.	How do I make optional cash investments?

In addition to increasing your holdings of Chemical common stock through the reinvestment of dividends, you may make optional cash investments in Chemical common stock. You may make optional cash investments by choosing between the following three options:

•

Check Investment. You may make optional cash investments in Chemical common stock by sending to Computershare a check for the purchase of additional shares. The check must be made payable to Computershare-Chemical Financial Corporation, in U.S. dollars and drawn on a U.S. bank. Computershare will not accept cash, money orders, traveler's checks and third party checks. All checks should be sent to Computershare at the address listed on the optional cash investment tear-off form attached to each statement you receive, together with that form, or if making an investment when enrolling, with the enrollment form.

•

One-time Online Bank Debit. At any time, you may make optional cash payments by going to Computershare's website, www.computershare.com/investor, and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

•

Recurring Automatic Investment from a U.S. Bank Account. You may make automatic investments of a specified amount through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through Computershare' website, www.computershare.com/investor, or complete and sign a Direct Debit Authorization Form and return it Computershare together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn.

Forms will be processed and will become effective as promptly as reasonably practicable; however, you should allow four to six weeks for your first investment to be initiated. Once automatic deductions are initiated, funds will be drawn from your account on the first day of each month (or the next banking business day if the first day is not a banking business day), and will normally be invested within five business days. Automatic deductions will continue at the level you set until you change your instructions by notifying Computershare. You may change or terminate automatic deductions through Computershare's website, www.computershare.com/investor, or by completing and submitting to Computershare a new Direct Debit Authorization Form. When you transfer shares or otherwise establish a new account, a new Direct Debit Authorization Form must be completed unique to that account. If you close or change a bank account number, a new Direct Debit Authorization Form must be completed. To be effective with respect to a particular investment date, however, the new Direct Debit Authorization Form must be received by Computershare at least six business days preceding the date the funds will be withdrawn. See Question 18 for information regarding investment dates.

17.	What are the minimum and maximum amounts for optional cash investments?

Each optional cash investment must be for a minimum of $50, subject to a maximum of $40,000 per calendar year. Whether participating through the use of a personal check, one -time online bank debit or through the recurring automatic investment feature, the $50 minimum and maximum of $40,000 per calendar year applies. If you are not a registered shareholder and are a first-time investor in Chemical Invest Direct, your initial investment must be for at least $50 and cannot exceed the maximum of $40,000 per calendar year.

18.	When will shares be purchased under the program?

Optional Cash Investments. Chemical Invest Direct's investment date will generally be weekly within five business days of receipt of instructions to invest and payment. Computershare will commingle all funds received from participants. No interest will be paid on any funds held by Computershare between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.

Dividend Reinvestments. If Computershare is to reinvest dividends through the purchase of shares in the open market, we will promptly pay to Computershare all dividends payable for all shares of common stock held of record by you or on your behalf in your Chemical Invest Direct account for which you have elected to reinvest cash dividends, subject to any applicable tax withholding requirements. Computershare will generally invest all dividend funds authorized to be reinvested on the dividend payment date. All funds to be invested on an investment date are commingled. If Computershare is to reinvest dividends on your shares through the purchase of shares directly from Chemical, Chemical will transfer the purchased shares to Computershare on the dividend payment date in lieu of transmitting the cash dividend, subject to any applicable tax withholding.

19.	At what price will shares be purchased?

The price per share of shares purchased in the open market will be the weighted average cost of all shares purchased by Computershare's broker for each aggregate order placed by Computershare. The price of shares of common stock (if any) purchased from Chemical will be the average of the high and low prices of Chemical common stock in transactions reported on The Nasdaq Stock Market on the dividend payment date.

20.	How are shares allocated under Chemical Invest Direct?

Shares of common stock purchased with reinvested dividends or optional cash investments will be allocated by Computershare among the accounts of all participants. If you participate, the number of shares that will be allocated to your account following any investment date will depend on the amount of your dividends and optional cash investments (if any) available for investment on that date and the purchase price of the shares. Your account will be credited with a number of shares (including fractions computed to six decimal places) equal to the total funds to be invested for you, divided by the applicable purchase price (also computed to six decimal places).

21.	Will fractional shares be purchased?

Yes. If any dividend or optional cash investment is not sufficient to purchase a whole share of Chemical common stock, a fractional share equivalent will be credited to your account. All fractional shares are computed to six decimal places.

22.	How are returned checks or ACH rejects handled?

In the event that any check is returned unpaid or other deposit is not effected for any reason or an authorized electronic funds transfer is not effected, Computershare will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts plus applicable fees, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. An administrative charge, as in effect at the time (See Question 10), will be assessed in the event that a participant's check for an optional cash investment is returned or an electronic funds transfer is not effected. This fee may be collected by Computershare through the sale of the number of shares from your Chemical Invest Direct account necessary to satisfy the fee.

23.	Will interest be paid on Chemical Invest Direct accounts?

No.

24.	What is the source of Chemical common stock purchased through the program?

Shares of Chemical common stock purchased under the program by non-shareholders will be shares purchased in the open market.

Shares of Chemical common stock purchased under the program by shareholders may be shares purchased in the open market or may be newly issued shares purchased directly from us, at our option. Chemical will not change its determination that shares purchased by shareholders under the program will be purchased from Chemical or in the open market more than once every three months and without a determination by its board of directors or Chief Financial Officer that our need to raise additional capital has changed or there is another valid reason for the change.

For purchases made in the open market, on each investment date, Computershare will use dividends and optional cash investments to purchase shares of common stock on that investment date or in the ordinary course of business after that investment date. Neither Chemical nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by Computershare or the selection of a broker or dealer through or from whom purchases are to be made. If at any time we determine not to make shares available under the program and Computershare fails to purchase shares in the open market (due to the operation of applicable laws, the closing of the securities markets, any other temporary curtailment or suspension of open market purchases or the unavailability of shares in the market, for example), neither we nor Computershare will have any liability to any participant arising out of the failure to make purchases at that time.

If shares of common stock are not purchased: (i) within 30 days after a dividend payment date; or (ii) within 35 days of the receipt of an optional cash investment, Computershare will mail to each participant a check in the amount of the unapplied cash dividends and optional cash investments, without interest.

25.	How may I receive a stock certificate?

You may obtain a certificate (at no cost) for some or all of your whole shares held in your Chemical Invest Direct account at any time by requesting Computershare to withdraw shares from your Chemical Invest Direct account. You may make such a request by using the tear-off form attached to the account statement, by calling Computershare at 1-800-261-0598 or through Computershare's website www.computershare.com/investor.

Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from your account does not affect your dividend reinvestment election. No certificates will be issued for fractional shares of common stock.

26.	May I add my certificate shares of Chemical common stock to my program account for safekeeping?

Yes. At the time of enrollment in the program or at any later time, you may use the program's share certificate safekeeping service to deposit with Computershare any Chemical common stock certificates in your possession and registered in your name. Safekeeping protects your shares against loss, theft or accidental destruction and provides a convenient way for you to keep track of your shares. Only shares held in safekeeping or in book-entry form may be sold through the program.

To combine shares held in certificate form with shares held through your Chemical Invest Direct account, you must complete the tear-off section of the account statement and submit it or a letter of instruction with your certificates to the address indicated in Question 32 or on the tear-off section. There is no charge for this service. The stock certificates for shares to be deposited must be registered in exactly the same name as your Chemical Invest Direct account. The certificates should not be endorsed. You should send your stock certificates by registered or certified mail, with a return receipt requested or some other form of traceable mail, and properly insured, because you bear the risk of loss in transit.

27.	How may I sell shares I hold through the program?

You can sell some or all of the shares held in your Chemical Invest Direct account at any time by contacting Computershare. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 1-800-261-0598. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed as promptly as reasonably practicable upon receipt during market hours (normally9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed as promptly as reasonably practicable on the next day the market is open. The price shall be the market price of the sale obtained by Computershare's broker, less a service fee of $25 and a per share fee of $0.12 sold.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 1-800-261-0598. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, Computershare may combine each selling participant's shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by Computershare's broker for each aggregate order placed by Computershare and executed by the broker, less a service fee of $15 and a per share fee of $0.12 sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

All per share fees include any brokerage commissions Computershare is required to pay. All sale instructions are final when Computershare receives them. Your sale instructions cannot be stopped or cancelled. Computershare may, for various reasons, require a transaction request to be submitted in writing. Please contact Computershare to determine if there are any limitations applicable to your particular sale request.

In addition, no one will have any authority or power to direct the time or price at which shares are sold under the program and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made. If you prefer to have complete control over the exact timing and sales prices, you can withdraw the shares and sell them through a broker of your own choosing.

You should be aware that the price of Chemical common stock may rise or fall during the period between a request for sale and the ultimate sale on the open market.

You may also customize your payment preference for many different currencies through Computershare's International Currency Exchange services. Just provide Computershare with your payment preference via the Internet and let Computershare know where you want your money deposited. No matter where you're located you can take advantage of the flexibility. To register for Global Payments, go to www.computershare.com/investor, click on "Investor Center" and follow the log-in instructions.

28.	Can I transfer shares that I hold in the program to someone else?

Yes. You may transfer ownership of some or all of your shares held through Chemical Invest Direct. You may call Computershare at 1-800-261-0598 or go to their website at www.computershare.com/investor for complete transfer instructions. You will be asked to send to Computershare written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program is intended to ensure that the individual signing is in fact the owner of the participant's account. A notary is not sufficient.

You may transfer shares to new or existing Chemical shareholders. However, a new Chemical Invest Direct account will not be opened for a transferee as a result of a transfer of less than one full share.

29.	I've just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-800-261-0598, write to them at the address listed in Question 32, or visit www.computershare.com/investor.

30.	How do I modify my reinvestment election?

You may modify your reinvestment election by submitting an updated enrollment form to Computershare at the address listed in Question 32, calling Computershare at 1-800-261-0598 or going to their website at www.computershare.com/investor. Your enrollment form must be received and processed before a dividend record date to be effective for the dividend distributed to you as a shareholder as of that date.

31.	How may I close my Chemical Invest Direct account?

You may close your Chemical Invest Direct account by requesting that all shares be issued to you in the form of a stock certificate and that a check be issued for the value of any fractional share amount, less any applicable fees. Alternatively, you may close your Chemical Invest Direct account by requesting that all shares be sold (either via market order or batch order sales) on the open market and a check be sent to you for the proceeds for all full and fractional shares, less any applicable fees in effect at the time (See Question 10). Your request can be made by calling Computershare directly at 1-800-261-0598, going to their website at www.computershare.com/investor or - in writing and sent to Computershare at its address indicated in Question 32.

Closing your account does not affect your dividend reinvestment election. If you wish to stop future reinvestment of dividends and the re-establishment of an account, your request should state that you do not want future dividends reinvested or should be sent with a new enrollment form electing no dividend reinvestment.

If notice of withdrawal is received near a record date for an account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, Computershare will process the termination as soon as reasonably practicable, but in no event later than five business days after the investment is complete.

32.	How do I contact Computershare, the Program Administrator?

You may contact Computershare by writing to:

By U. S. Standard Mail:
Chemical Invest Direct
c/o Computershare Trust Company, N.A.
P. O. Box 43078
Providence, RI 02940-3078

By Overnight/Express Delivery:
Chemical Invest Direct
c/o Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 020212

You may also telephone Computershare at 1-800-261-0598 (in the U.S and Canada or 1-312-360-5521 (outside the U.S. and Canada). Customer service representatives are available between the hours of 9:00 A.M. and 5:00 P.M. Eastern Time, Monday through Friday.

You can contact Computershare on the Internet through their website at:

www.computershare.com/investor

Messages forwarded on the Internet will be responded to as promptly as reasonably practicable.

33.	What reports will I receive?

Transaction statements of your account will be sent to you when there is activity in your account. You will also be sent a statement of your account after each dividend payment date. Each statement will show the amount invested, the purchase or sale price of Chemical Invest Direct transactions, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify Computershare promptly either in writing or by telephone or through the Internet, if your address changes. In addition, you will be sent copies of the same communications sent to all other holders of Chemical common stock, such as annual reports and proxy statements. You will also be sent any required Internal Revenue Service information statements.

Please retain all transaction statements for your records. The statements contain important tax and other information, including the cost basis of any shares acquired after January 1, 2011.

34.	What if Chemical issues a stock dividend or declares a stock split or rights offering?

If you are a participant in Chemical Invest Direct, any stock dividend or split shares distributed by Chemical to holders of common stock will be added to your account balance based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Chemical Invest Direct account. You will receive a statement indicating the number of shares added as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Chemical Invest Direct account.

35.	How do I vote my Chemical Invest Direct shares at shareholders' meetings?

In connection with any meeting of Chemical shareholders, you will be sent a proxy card or request for voting instructions representing both the shares for which you hold physical certificates and the shares held in your Chemical Invest Direct account. Those shares will be voted as you indicate on the returned proxy card or request form. Fractional shares will be voted. If you sign and return the proxy card or request form and no voting instructions are given with respect to any item on the proxy card or request form, all of your shares will be voted in accordance with the recommendations of Chemical's management.

As an alternative to returning your proxy card or request form, you may also be able to vote by telephone or online by following the instructions in the proxy materials if that method is available.

36.	Can the program be changed?

Yes. Chemical and Computershare may suspend, modify or terminate the program at any time. All participants will be sent notice of any suspension, material modification or termination. If Chemical Invest Direct is terminated, whole shares will continue to be held in your account and a cash payment will be made for any fractional share, less any applicable fees. Chemical reserves the right to deny, suspend or terminate participation by a participant who is using the program for purposes inconsistent with the intended purpose of the program. In such event, Computershare will notify you in writing and will continue to safe keep your shares but will no longer accept optional cash investments or reinvest your dividends. Computershare will issue a certificate for your shares to you upon written request, telephone or Internet request.

Computershare also may terminate your Chemical Invest Direct account if you do not own at least one whole share. In the event your Chemical Invest Direct account is terminated for this reason, a check for the cash value of the fractional share less any applicable fees will be sent to you and your account will be closed.

37.	What are the responsibilities of Chemical and Computershare under Chemical Invest Direct?

Neither Chemical nor Computershare will be liable for any act or omission to act, which was done in good faith, including without limitation any claims based on delays in processing shareholder directions or requests and any claim of liability arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased, or with respect to the prices or times at which shares are purchased or sold for you.

You should recognize that neither Chemical nor Computershare can assure you of a profit or protect you against a loss on shares purchased through Chemical Invest Direct. Although Chemical currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Chemical's board of directors and will depend upon future earnings, the financial condition of Chemical and other factors. Dividends may increase or decrease.

38.	What are the federal income tax consequences of participating in the program?

Participants in the program are advised to consult their own tax advisors with respect to the tax consequences of participation in Chemical Invest Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. Although Computershare will reinvest dividends on plan shares, you remain solely responsible for any income taxes payable on such dividends. Dividend income (consisting of dividends and per share g fees paid on your behalf by Chemical) paid to Computershare on your behalf will be reported to the U.S. Internal Revenue Service on Form 1099 DIV, a copy of which will be sent to you. Per share fees include any brokerage commissions Computershare is required to pay.

For non-U.S. persons, Computershare will send a Form 1042-S to you and the Internal Revenue Service after each year-end, reporting any dividend income you received during the year.

You will not recognize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your Chemical Invest Direct account or the withdrawal of whole shares from your account. You will generally recognize gain or loss upon the receipt of cash for fractional shares held in the program. You will also recognize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares. In order to determine the tax basis for shares in your account, you need to retain all account statements. If you sell shares through Chemical Invest Direct, Computershare will send a Form 1099-B to you and the U.S. Internal Revenue Service after year-end showing the total proceeds of the transactions.

IRS Regulations require Computershare to have a valid and effective tax certification form on file beforehand, in order to avoid the application of U.S. withholding taxes at the then effective rate to payments for dividends (including reinvested dividends) and/or sales. For U.S. persons, Form W-9 is required. For non-U.S. persons, Form W-8BEN is required from the beneficial owners of the shares. Taxes withheld for the year will be shown on the tax information forms furnished by Computershare to you under IRS rules.

USE OF PROCEEDS

Chemical will receive proceeds from the purchase of common stock through Chemical Invest Direct to the extent that purchases of Chemical common stock are made directly from Chemical and not from open market purchases by Computershare. We intend to use any proceeds that we receive (the amount of which cannot be estimated) for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 to register with the Securities and Exchange Commission ("SEC") the common stock that may be offered by us using this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information contained in the registration statement or the exhibits to the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements, and other information with the SEC. The public may read and copy any reports, statements, or other information that we file at the SEC's Public

Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov." The information that Chemical files with the SEC is also available at Chemical's website at "www.chemicalbankmi.com."

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or a prospectus supplement. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2010

Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating the description of securities contained therein.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of any securities made by this prospectus are also incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to you. You may obtain such documents without charge by requesting them in writing or by telephone from Chemical Financial Corporation, Investor Information at the following address:

Chemical Financial Corporation
Investor Information
333 E. Main Street
Midland, Michigan 48640
Tel: (989) 839-5350

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Warner Norcross & Judd LLP.

EXPERTS

The consolidated financial statements of Chemical Financial Corporation as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, included in Chemical's Annual Report on Form 10-K for the year ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus, and neither the delivery of this prospectus to you nor the issuance of common stock under it shall create any implication to the contrary.

This prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy within any jurisdiction to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The expenses payable by Chemical Financial Corporation ("Chemical") in connection with the issuance and distribution of the securities being registered are estimated to be:

Registration Fee (for initial Registration Statement)	$712.62
Legal Fees and Expenses	10,000.00
Accountant's Fees and Expenses	7,500.00

TOTAL	$18,212.62

Item 15.  Indemnification of Directors and Officers

Chemical is obligated under its restated articles of incorporation, as amended, to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding, (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors, (iii) by independent legal counsel, (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding, or (v)  by the shareholders (excluding shares held by interested directors, officers, employees or agents). An authorization for payment of indemnification may be made by: (i) the board of directors by (a) a majority vote of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (b) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (c) a majority vote of one or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (d) if the corporation lacks the appropriate persons for alternatives (a) through (c), by a majority vote of the entire board of directors, or (ii) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 16.  Exhibits

Exhibit Number                    Description

4.1

Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to the Corporation's Current Report on Form 8-K dated January 20, 2009, filed with the SEC on January 23, 2009. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.

Item 17.  Undertakings

          (a)          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, State of Michigan, on February 25, 2011.

CHEMICAL FINANCIAL CORPORATION

By:	/s/ David B. Ramaker
David B. Ramaker
Its Chairman, Chief Executive Officer and President

                    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Ramaker David B. Ramaker	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	February 25, 2011

/s/ Lori A. Gwizdala Lori A. Gwizdala	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 25, 2011

The following directors of Chemical Financial Corporation, which constitute at least a majority of the board of directors, executed a power of attorney appointing David B. Ramaker and Lori A. Gwizdala their attorneys-in-fact, empowering them to sign this registration statement on their behalf.

Gary E. Anderson	James B. Meyer
J. Daniel Bernson	Terence F. Moore
Nancy Bowman	Aloysius J. Oliver
James A. Currie	Grace O. Shearer
James R. Fitterling	Larry D. Stauffer
Thomas T. Huff	William S. Stavropoulos
Michael T. Laethem	Franklin C. Wheatlake

By	/s/ Lori A. Gwizdala
Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number                              Description

4.1

Restated Articles of Incorporation. Previously filed as Exhibit 3.1 to the Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009. Here incorporated by reference.

4.2	Bylaws. Previously filed as Exhibit 3.2 to the Corporation's Current Report on Form 8-K dated January 20, 2009, filed with the SEC on January 23, 2009. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.